                                                                   Exhibit 10.29





                                  GROUND LEASE



                                    Between

                            CALIFORNIA JOCKEY CLUB,
                        A REAL ESTATE INVESTMENT TRUST,
                                  as Landlord

                                      and

                                 BORDERS, INC.,
                                   as Tenant


                                   Property:

                          2900 Block of El Camino Real
                             San Mateo, California

                               TABLE OF CONTENTS

SECTION
                                                                                                              PAGE
                                                                                                              ----
1.       DEMISED PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2.       TERM AND OPTIONS TO EXTEND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
3.       ANNUAL RENT - ADDITIONAL RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
4.       REAL ESTATE TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
5.       LANDLORD'S WORK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
6.       TENANT'S WORK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
7.       INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
8.       RENT COMMENCEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
9.       LANDLORD'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
10.      MAINTENANCE OF PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
11.      ALTERATIONS AND ADDITIONAL CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
12.      UTILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
13.      GOVERNMENTAL REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
14.      EXCULPATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
15.      DAMAGE AND DESTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
16.      EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
17.      USE, ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
18.      INTENTIONALLY DELETED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
19.      LANDLORD'S REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
20.      BANKRUPTCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
21.      COVENANT OF TITLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
22.      LEASEHOLD MORTGAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
23.      FEE MORTGAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
24.      INDEMNIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
25.      TENANT'S RIGHT TO CURE LANDLORD'S DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
25A.     LANDLORD'S RIGHT TO CURE TENANT'S DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
26.      HAZARDOUS MATERIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
27.      CONDITION OF PREMISES AT TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
28.      HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
29.      RIGHT OF FIRST REFUSAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
30.      SIGNAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
31.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
32.      PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
33.      ENTIRE AGREEMENT - APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
34.      SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
35.      MEMORANDUM OF LEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
36.      BROKER'S REPRESENTATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
37.      ESTOPPEL CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
38.      CAPTIONS AND DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
39.      SURVIVAL.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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
40.      DUE DILIGENCE CONTINGENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
41.      SITE PLAN APPROVAL/PERMIT CONTINGENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
42.      ADJACENT PROPERTY ACQUISITION CONTINGENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
43.      FINANCING CONTINGENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
44.      QUIET TITLE CONTINGENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
45.      TIME OF ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33



                                    EXHIBITS

Exhibit A-1      Legal Description of Jockey Club Parcel

Exhibit A-2      Legal Description of Williams Parcel

Exhibit B        Site Plan Showing Proposed Location of Tenant's Building and
                 Improvements

Exhibit C        Annual Rent

Exhibit D        Criteria for Tenant Improvements

Exhibit E        Form of Assignment to Developer

Exhibit F        Permitted Title Exceptions





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
                                  GROUND LEASE

         THIS GROUND LEASE ("Lease") is made and entered into as of this 22nd day of November, 1996 by and between CALIFORNIA JOCKEY CLUB, A REAL ESTATE INVESTMENT TRUST, having its principal office at 2600 Delaware Street, San Mateo, California 94403 (herein referred to as "Landlord") and BORDERS, INC., a Delaware corporation, having its principal office at 311 Maynard Street, Ann Arbor, Michigan 48104 (herein referred to as "Tenant").

                             W I T N E S S E T H :

         That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant do hereby covenant, promise and agree as follows:

         1. DEMISED PREMISES. Effective upon satisfaction or waiver of the contingencies set forth in Articles 40 through 43 inclusive hereof, Landlord hereby demises unto Tenant and Tenant rents from Landlord a certain parcel of land containing approximately two and one-half (2 1/2) acres (the "demised premises") which premises are located in the 2900 Block of El Camino Real in San Mateo, California. The demised premises consist of certain real property presently owned by Landlord and described in Exhibit A-1 attached hereto (the "Jockey Club Parcel") and certain real property presently owned by another party and described on Exhibit A-2 attached hereto (the "Williams Parcel"). Landlord will exercise its reasonable best efforts to acquire the Williams Parcel prior to this Lease becoming effective, in accordance with the provisions of Article 42 hereof.

         Tenant shall demolish any existing structures located on the demised premises, and construct thereon a building containing approximately twenty-five thousand (25,000) square feet of floor area ("Tenant's Building") together with a loading dock, trash compactor, dumpster pad, parking lot and other site improvements as generally depicted on the site plan attached hereto as Exhibit B (Tenant's Building and all other improvements on the demised premises being collectively referred to herein as the "Improvements"). Tenant shall have the right to change the configuration and/or location of Tenant's Building so long as Tenant's Building substantially conforms to the depiction on Exhibit B.
Upon expiration or sooner termination of this Lease, title to the Improvements shall automatically vest in Landlord. The demised premises and the Improvements are collectively referred to herein as the "Property".

         2.      TERM AND OPTIONS TO EXTEND.

                 (a) Initial Term. The term of this Lease shall commence upon the "Rent Commencement Date," as that term is defined in Article 8 hereof, and shall terminate on the 31st day of January following the twentieth (20th) anniversary of the Rent Commencement Date (the "Initial Term").





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
                 (b) Option Periods. Tenant shall have eight (8) successive options to extend the term of this Lease for an additional period of five (5) years (hereinafter called "Option Period") on each such option, such extended term to begin respectively upon the expiration of the term of this Lease or of this Lease as extended and the same terms and conditions as herein set forth shall apply to each such extended term, except for the Annual Rent which shall be adjusted as set forth on Exhibit C. Upon the expiration of the eighth (8th) Option Period, Tenant shall have no further option to extend the term of this Lease.

                 (c) Exercise of Option Periods. Tenant shall not have the right to exercise an Option Period at any time while Tenant is in default of this Lease. If Tenant shall elect to exercise an Option Period, it shall do so by giving written notice to Landlord not less than six (6) months prior to the expiration of the term of this Lease or of this Lease as extended; notwithstanding the foregoing, if Tenant does not exercise any Option Period in the time period or in the manner provided in this Article, such Option Period shall nevertheless continue in full force and effect and shall not lapse until fifteen
         (15) days after Tenant (and Tenant's Leasehold Mortgagee (as defined in Article 22), if any) has received written notice from Landlord that such deadline has passed and that Landlord has not received such notice.

                 (d) Definition of "Lease term". The phrase "Lease term," as used in this Lease, shall mean the Initial Term of this Lease and any extension thereof pursuant to this Article 2.

                 (e) Restrictions on Exercise of Options. Landlord acknowledges that following the mutual execution and delivery of this Lease, Tenant intends to assign this Lease to a limited liability company (the "Developer") which will construct Tenant's Building and thereafter lease Tenant's Building and the demised premises to Tenant. In connection with such assignment Tenant, Developer and Tenant will execute and deliver an Assignment of Ground Lease (the "Assignment") substantially in the form attached hereto as Exhibit E, which Assignment contains restrictions on the Developer's and any subsequent assignee's exercise of Option Periods. Landlord agrees to execute and deliver the Acknowledgement and Consent to the Assignment to Tenant and Developer within ten (10) days following full execution of the Assignment and written request and to be bound by the terms thereof, including but not limited to the restrictions on exercise of the Option Periods set forth therein.

         3.      ANNUAL RENT - ADDITIONAL RENT.

                 (a) Annual Rent. Tenant shall, during the Lease term, pay to Landlord, at such place as Landlord shall designate in writing, from time to time, without demand therefor, and without deduction or offset except as specifically permitted in this Lease, the amounts set forth on Exhibit C ("Annual Rent"), unless abated or diminished as hereinafter





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
         provided. Annual Rent shall be paid in equal monthly installments on the first day of each month, in advance, commencing upon the first day of the Lease term; provided, however, in the event the first day of the Lease term shall not be the first day of a calendar month, then the Annual Rent for such month shall be prorated on a daily basis.

                 (b) Additional Rent. All amounts which Tenant is required to pay pursuant to this Lease (other than Annual Rent), together with any fine, penalty, interest and costs which may be added for nonpayment or late payment thereof, shall constitute additional rent (referred to herein as "Additional Rent"). If Tenant fails to pay any Additional Rent due under this Lease, then Landlord shall have the right to pay the same and shall have all of the rights, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of Annual Rent.

                 (c) Net Lease. Except as otherwise set forth in this Lease, Landlord shall not be required to make any payment of any kind with respect to the Property nor shall Landlord be required to incur any obligation or liability with respect to this Lease or the ownership, construction, operation, maintenance or repair of the Property.

         4.      REAL ESTATE TAXES.

                 (a) Payment. Commencing on the Rent Commencement Date, Tenant shall pay all Taxes (as defined below) not later than ten (10) days prior to the date upon which such Taxes become delinquent. Landlord shall cooperate with Tenant to cause all tax bills to be sent directly to Tenant from the assessing agency; provided, that until such change has been effected, Landlord shall forward all tax bills for the Property to Tenant promptly following receipt thereof. Upon Landlord's written request, Tenant shall provide Landlord with proof of payment of Taxes. For purposes of this paragraph, if any assessment is payable in installments, Tenant shall have the right to pay any installment as and when such installment becomes due and payable. Tenant's liability for Taxes shall be prorated for the years in which this Lease commences and terminates.

                 (b) "Taxes" Defined. "Taxes" shall mean all real and personal property taxes, general and special assessments, and other charges of every description levied on or against the Property, the leasehold estate created hereunder, any subleasehold estate in the Property, any portion thereof, and any rent and other charges payable hereunder or under any sublease of the Property. Notwithstanding the foregoing, "Taxes" shall not include any franchise, excise, gift, estate, inheritance, succession, or transfer tax of Landlord in connection with this Lease or Landlord's rights in the Property.

                 (c) Challenge. Should either Landlord or Tenant initiate proceedings to contest the validity or amount of any Taxes levied against the Property, the other party will cooperate in such proceedings and should such proceedings be successful, Tenant shall





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
         be entitled to any tax refund or future abatement, after deducting therefrom payment of all reasonable out-of-pocket expenses incurred by Landlord in any such proceeding. Neither party shall initiate proceedings to contest the validity or amount of any Taxes without first paying the disputed Taxes or otherwise taking all actions reasonably required to protect the other party's interest in the Property.

         5. LANDLORD'S WORK. The parties acknowledge the demised premises will be delivered in an "as is" condition, except for the following items which shall be Landlord's obligation to perform at its sole cost and expense ("Landlord's Work"): Following the satisfaction or waiver of the contingencies set forth in Articles 40 through 44 inclusive below, Landlord shall remove all then-existing Hazardous Materials (as defined in Article 26 below) as shown in the Phase II Environmental Report to be prepared by Landlord from the demised premises and restore the surface of the demised premises to its condition existing prior to such removal, and shall provide Tenant with a certification from the party performing the remediation of Hazardous Materials showing that all Hazardous Materials required to be removed or abated pursuant to this
Section 5 have been removed or abated in accordance with applicable law. Landlord shall deliver the demised premises to Tenant, with all of Landlord's Work completed, on or before March 1, 1997. Notwithstanding anything to the contrary set forth herein, Landlord shall not be obligated to remove any such Hazardous Materials which are in compliance with applicable law and whose presence would not in any manner interfere with Tenant's ability to secure all permits and authorizations required to develop and use the Property for Tenant's intended use or materially interfere with Tenant's use and enjoyment of the Property; provided, Landlord shall remain liable for removal of any such Hazardous Materials should the presence of any such Hazardous Materials materially interfere with Tenant's use and enjoyment of the Property. Further, if the estimated cost of Landlord's Work shall exceed Two Hundred Thousand Dollars ($200,000), Landlord shall have the right to terminate this Lease in lieu of performing Landlord's Work unless Tenant shall agree to pay all costs of Landlord's Work in excess of Two Hundred Thousand Dollars ($200,000). Further notwithstanding anything to the contrary set forth herein, Landlord shall not be obligated to remove or abate any asbestos or asbestos containing materials contained within the buildings located on the Williams Parcel.

         6.      TENANT'S WORK.

                 (a) Definition. Tenant shall at its sole cost and expense construct the Improvements, install such trade fixtures, and perform such other work as may be necessary for Tenant to open for business at the demised premises or to provide improvements for sublease to subtenants ("Tenant's Work").

                 (b) Plans and Specifications. Prior to commencement of Tenant's Work, Tenant shall submit plans and specifications for the Improvements to Landlord for its approval, which shall not be withheld or delayed so long as such plans and specifications generally conform to the Criteria for Tenant Improvements attached hereto as Exhibit D. Landlord shall have a period of fifteen (15) business days within which to either approve





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         such plans and specifications or to make comments and changes thereon.
         If Landlord does not respond to Tenant's submission of plans and specifications within such fifteen (15) day period, then Landlord shall be deemed to have approved the same. If Landlord responds by making reasonable comments to the proposed plans and specifications for the Improvements, then Tenant shall revise the plans and specifications in accordance with Landlord's comments and resubmit them to Landlord for approval within fifteen (15) business days from the date of receipt of written comments from Landlord. Landlord shall then have ten (10) business days to approve such revised plans and specifications.

                 (c) Liens. Tenant agrees to keep the Property free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished or obligations incurred by or at the insistence of Tenant, and to indemnify and save Landlord harmless from all such liens or claims of lien and all attorneys' fees or other costs and expenses incurred by reason thereof. Should Tenant fail to fully discharge any lien or claim of lien within thirty (30) days after written notice from Landlord, Landlord may, at its option, pay the same or any part thereof, and the amount of such payment shall be due and owing to Landlord from Tenant as of the date of such payment. No liens of any character whatsoever created or suffered by Tenant shall in any way extend, attach to or affect the rights of Landlord in the demised premises, or the Property.

         7.      INSURANCE.

                 (a) Liability Insurance. Tenant shall maintain, or shall cause to be maintained by its subtenant, during the entire term of this Lease and any extension thereof, a policy of public liability and property damage insurance insuring the Property against any and all claims for personal injury, including property damage in, on or about the demised premises in which aggregate limits of public liability and property damage coverage shall not be less than Two Million ($2,000,000.00) Dollars. Such policy shall name Landlord and Landlord's mortgagee (and any Leasehold Mortgagee at its request) as additional insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord, or any Leasehold Mortgagee, thirty (30) days prior written notice.

                 (b) All-Risk Insurance. Tenant shall maintain, or shall cause to be maintained by its subtenant, during the entire term of this Lease and any extension thereof, a policy of all-risk property damage insurance upon Tenant's Building in an amount equal to the replacement value of Tenant's Building above the foundation walls.
         The policy of insurance pursuant to this Article 7(b) shall insure and be payable to Tenant and shall provide for release of insurance proceeds to Tenant for restoration of loss. Such policy shall name Landlord as additional insured and may also name any Leasehold Mortgagee, upon its request, as an additional insured as its interest may appear, by standard mortgagee clause if obtainable. Such policy or policies shall provide that the policy will





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
         not be cancelled except after thirty (30) days written notice to the Landlord and any Leasehold Mortgagee. To the extent that Tenant is obligated to rebuild Tenant's Building following damage or destruction thereof, and subject to any superior rights of the Leasehold Mortgagee, any proceeds of the insurance described herein shall be deposited into a construction disbursement escrow mutually acceptable to the parties and shall be disbursed on a progress payment basis during the course of construction in accordance with standard industry practice.

                 (c) Worker's Compensation Insurance. Tenant shall maintain, or cause to be maintained by its subtenant, during the entire term of this Lease and any extension thereof, a policy of worker's compensation insurance as required by law.

                 (d) Builder's Risk Insurance. Before commencement of any demolition or construction, Tenant shall procure, and shall maintain in force until completion and acceptance of the work, "all risks" builder's risk insurance including vandalism and malicious mischief, in form and with a company reasonably acceptable to Landlord, covering improvements in place and all materials and equipment at the job site furnished under contract, but excluding contractor's, subcontractor's, and construction manager's tools and equipment and property owned by contractor's or subcontractor's employees.

                 (e)      General.

                          (1) The insurance coverages required hereunder shall be primary insurance as to all claims thereunder and shall be carried with an insurance company or companies licensed to do business in the state in which the demised premises are located and having a Best's Insurance Reports rating of A-X or better. Such insurance may be carried under a blanket policy or policies covering other liabilities and locations of the Tenant. From time to time, but not less frequently than annually, Tenant shall furnish Landlord such evidence as Landlord may require to indicate that the foregoing insurance is in full force and effect and that the premiums therefor have been paid and all renewal policies shall be delivered to Landlord no less than thirty (30) days prior to the date of expiration of the then existing policy. Notwithstanding the above, Tenant (or its subtenant, if applicable) may self-insure any of the insurance obligations hereunder during any period of time in which the net worth of the insuring party (or a guarantor thereof) exceeds One Hundred Million Dollars ($100,000,000.00).

                          (2) Landlord and Tenant hereby release and discharge each other and any officer, agent, employee or representative of such party, of and from any liability whatsoever arising from loss, damage or injury for which insurance (providing waiver of liability and containing waiver of subrogation) is carried, or for which a program of self-insurance is maintained as allowed in this Lease, by





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                 the party at the time of such loss, damage, or injury to the extent of any recovery by the injured party under such insurance or to the extent of the insurance that would otherwise have been required hereunder if Tenant self-insures.

         8. RENT COMMENCEMENT. The Rent Commencement Date shall be the earlier of (a) the date Tenant (or its subtenant) opens for business at the demised premises, or (b) the date which is two hundred ten (210) days after Landlord has delivered possession of the demised premises to Tenant with all of Landlord's Work (except any ongoing monitoring of Hazardous Materials conditions) completed.

         9. LANDLORD'S REPRESENTATIONS AND WARRANTIES. Landlord represents, warrants and covenants that:

                 (a) Prior to the Rent Commencement Date, Landlord shall not make any further additions or modifications to the demised premises or to the buildings located thereon other than normal maintenance and repair.

                 (b)      Intentionally deleted.

                 (c) Landlord is a duly constituted and validly existing real estate investment trust under the laws of the State of Delaware, duly qualified to do business in the state in which the demised premises are located, and has the full power to carry out the transactions contemplated by this Lease.

                 (d) All partnership or corporate and other proceedings required to be taken on the part of Landlord to authorize Landlord to execute and deliver this Lease and to consummate the transaction contemplated have been duly and validly taken.

                 (e)      Intentionally deleted.

                 (f) The execution, delivery and performance of the Lease will not conflict in any way with Landlord's partnership or corporate documents, and will not conflict or result in a breach or default under any note, lease, mortgage, indenture, contract or commitment to which Landlord is a party or by which Landlord may be bound.

                 (g) The demised premises are not located in a flood hazard zone or wetland area.

                 (h) There are no pending or threatened lawsuits of any nature which in any way affect title to the demised premises, affect the organization or solvency of Landlord, affect the validity and enforceability of this Lease, or affect the rights of the Tenant under the terms of this Lease.

                 (i)      Intentionally deleted.

                 (j) There is no other lease applicable to any portion of the demised premises, nor are the demised premises subject to any reciprocal operating agreement, cross easement agreement, restrictive covenants, or any other similar document except as set forth on Exhibit F attached hereto.

         10. MAINTENANCE OF PROPERTY. Tenant shall make and pay for (or cause its subtenant to make and pay for) all maintenance, replacement and repair necessary to keep the Property in a good state of repair and in tenantable condition. Upon advance written notice to Tenant and any subtenant of Tenant, and during normal business hours, Landlord shall have the right to inspect the structural, mechanical and roofing components of Tenant's Building. Tenant shall not commit or permit waste on the Property. Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code or any amendments thereto or any similar law, statute or ordinance now or hereafter in effect.

         11. ALTERATIONS AND ADDITIONAL CONSTRUCTION. Tenant, or any subtenant, may at any time and from time to time, at its expense, make alterations to Tenant's Building provided that (i) the fair market value of Tenant's Building shall not be lessened thereby, (ii) the structural integrity of Tenant's Building shall not be adversely affected thereby, (iii) the character of Tenant's Building shall remain primarily retail and/or office in nature unless Landlord otherwise approves (such approval not to be unreasonably withheld or delayed) and (iv) such work shall be expeditiously performed and completed in a good and workmanlike manner and in compliance with all applicable legal requirements. Tenant agrees to keep the Property free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished or obligations incurred by or at the insistence of Tenant, and to indemnify and save Landlord harmless from all such liens or claims of lien and all attorneys' fees or other costs and expenses incurred by reason thereof. Should Tenant fail to fully discharge any lien or claim of lien within thirty (30) days after written notice from Landlord, Landlord may, at its option, pay the same or any part thereof, and the amount of such payment shall be due and owing to Landlord from Tenant as of the date of such payment. No liens of any character whatsoever created or suffered by Tenant shall in any way extend, attach to or affect the rights of Landlord in the demised premises, or the Property.

         12. UTILITIES. Landlord covenants and agrees that, as of date hereof, gas, electric, telephone, water, sewer and other utilities are available at the property line of the demised premises.

         13. GOVERNMENTAL REGULATIONS. Tenant shall observe and comply with all requirements, rules, orders and regulations of the federal, state and municipal governments or other duly constituted public authority affecting the Property or Tenant's use thereof, including but not limited to compliance with the Americans with Disabilities Act. Tenant shall have the right, however, to contest, without cost to Landlord, the validity or application of any such rule, order or regulation required to be complied with by Tenant in accordance with the foregoing, and may postpone compliance therewith so long as such contest does not subject Landlord to criminal prosecution or civil penalty or liability, or adversely affect Landlord's revisionary interest in the Property for non-compliance therewith and further provided Tenant pays all fines, penalties and other costs imposed on Landlord as a result of such non-compliance by Tenant.

         14. EXCULPATION. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Property, and Tenant shall look solely to the interest of Landlord, its successors and assigns, in the Property, for the satisfaction of each and every remedy of Tenant against Landlord. Tenant shall not look to any of Landlord's other assets seeking either to enforce Landlord's obligations under this Lease, or to satisfy any money or deficiency judgment for Landlord's failure to perform such obligations.

         From and after the date of this Lease, if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied solely out of
(i) the proceeds of sale received upon execution of such judgment and levy thereon against the right, title and interest of Landlord and the buildings and improvements from time to time on the Property, (ii) the rents or other income from the Property receivable by Landlord, and/or (iii) any condemnation awards or insurance proceeds received by Landlord in connection with all or any portion of the Property. The provisions contained in the preceding sentence are not intended to, and shall not, (a) limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors-in-interest, or with respect to any other action or remedy which may be accorded Tenant under the terms of this Lease, subject to the limitations contained in the preceding sentence, (b) excuse any default or other breach on Landlord's part under this Lease, or (c) render Tenant liable for the obligations or other liabilities of Landlord to others.

         15.     DAMAGE AND DESTRUCTION.

                 (a) Obligation to Rebuild. In the event that, at any time during the Lease term, Tenant's Building shall be damaged or destroyed (partially or totally) Tenant shall, at its expense, promptly and with due diligence, either (i) repair, rebuild and restore the same, as nearly as practicable, to the condition existing just prior to such damage or destruction, or (ii) at Tenant's option, repair, rebuild and restore the same for the same use and purposes or any other use permitted under this Lease, but in accordance with such plans and specifications as are then generally in use by any existing or proposed tenant or tenants in Tenant's Building; provided, however
         (i) the Improvements as repaired, rebuilt or replaced will have a value not less than their value just prior to said loss, and (ii) the character of the repaired, rebuilt or replaced premises shall be primarily retail and/or office in nature unless Landlord otherwise approves (such approval not to be unreasonably withheld or delayed).

                 (b) Option to Terminate. It is understood and agreed that if Tenant's Building is damaged or destroyed within two (2) years of the then scheduled expiration date of the Lease term (including any extension thereof), and if the extent of such damage or destruction is such that the cost of restoration would exceed fifty percent (50%) of the amount it would have cost to replace Tenant's Building on the Property in its entirety at the time such damage or destruction took place, then, and in either of such event, Tenant may terminate this Lease as of the date of such damage or destruction by giving written notice to Landlord within ninety (90) days after the date of the casualty, specifying a date of termination within ninety (90) days after the date of such notice. If Tenant so elects to terminate, then Tenant shall utilize insurance proceeds to pay off and discharge any Leasehold Mortgage and any remaining insurance proceeds shall be paid to Landlord. Upon such termination, and at the request of Landlord, Tenant will clear the Improvements from the demised premises at Tenant's expense.

         16.     EMINENT DOMAIN.

                 (a) Tenant's Building/Ingress and Egress. In the event that the points of ingress and egress to the public roadways, substantially as depicted on Exhibit B, shall be materially impaired by a public or quasi-public authority, so as to render, in Tenant's sole and reasonable opinion, the demised premises unsuitable for its intended purpose, Tenant shall have the option to terminate this Lease as of the date Tenant shall be deprived or denied thereof. In the event that more than ten percent (10%) of Tenant's Building or the parking areas on the demised premises shall be expropriated by public or quasi-public authority, Tenant shall have the option to terminate this Lease as of the date Tenant shall be dispossessed from the part so expropriated by giving written notice to Landlord of such election so to terminate within ninety (90) days from the date of such dispossession.

                 (b) Restoration. In the event of an expropriation of any portion of Tenant's Building or the parking areas on the demised premises, and if this Lease shall not be terminated as provided above, this Lease shall continue as to that portion of the demised premises which shall not have been expropriated or taken, and Tenant shall, subject to available condemnation proceeds, promptly and with due diligence, restore Tenant's Building, as nearly as practicable, to a complete unit of like quality and character as existed just prior to such expropriation. To the extent Tenant is required to restore Tenant's Building hereunder, and subject to any superior rights of the Leasehold Mortgagee as to proceeds allocable to the Improvements, any proceeds of the condemnation shall be deposited into a construction disbursement escrow mutually acceptable to the parties and shall be disbursed on a progress payment basis during the course of construction in accordance with standard industry practice. Annual Rent shall be reduced in the proportion that the value of the portion of the demised premises so expropriated shall bear to the value of the demised premises prior to such expropriation, such reduction to be effective as of the date of expropriation. For a period of thirty
         (30)
         days following any such expropriation, Landlord and Tenant shall negotiate in good faith to determine the amount of any reduction in Annual Rent. If Landlord and Tenant are unable to agree upon the amount of any reduction in Annual Rent, such reduction shall be determined as follows: Within ten (10) business days after written demand by one party on the other, Landlord and Tenant shall each appoint, and notify the other in writing of the appointment of, an MAI appraiser having not less than five (5) years experience appraising commercial properties in the San Francisco Bay Area. The two appraisers shall promptly meet and attempt to agree upon a rent reduction, and the determination of such appraisers shall be binding upon Landlord and Tenant. If either party shall fail to appoint an appraiser, the decision of the single appraiser appointed by the other party shall be binding upon Landlord and Tenant. If the appraisers are unable to agree upon a rent reduction within thirty (30) days after the end of the ten (10) business day period set forth above, they shall jointly select a third appraiser meeting the qualifications set forth above and they shall each submit to such appraiser their final determinations ("Final Determinations") of an appropriate rent reduction. If the two appraisers shall fail to appoint a third appraiser, the third appraiser shall be appointed by the presiding judge of the Superior Court in which the demised premises are located upon application of either Landlord or Tenant. The third appraiser shall then independently determine the appropriate rent reduction, which shall in no event be less than the smallest reduction set forth in the Final Determinations or greater than the largest reduction set forth in the Final Determinations, and such determination shall be binding upon Landlord and Tenant. Each party shall pay the cost of its own appraiser, and the parties shall share equally the cost of the third appraiser.

                 (c) Termination. In the event this Lease shall be terminated pursuant to this Article 16, any Annual Rent, Additional Rent and any other charges paid in advance shall be refunded to Tenant and Tenant shall have an additional thirty (30) days, rent free, within which to remove its personal property, inventory and trade fixtures from the demised premises. Tenant shall repair any damage to the demised premises caused by removal of its trade fixtures. Nothing herein contained shall be construed as preventing Tenant from being entitled to any separate award made to Tenant for the taking of any personal property, inventory or trade fixtures of Tenant, or from claiming its award directly against the condemnor.

                 (d) Condemnation Award - Lease Not Terminated. In the event of a condemnation of any portion of the Tenant's Building or the Improvements and if this Lease is not terminated, the award paid by the condemning authority (after payment of expenses incurred in connection with collecting the same) shall be allocated as follows:

                          (1) First, Tenant shall receive so much of the award allocable to the Improvements as is necessary to restore the Improvements and, (i) during the first twenty (20) years of the term of this Lease, for the value of the Improvements taken not to exceed the outstanding principal balance of any note secured by the

                 Leasehold Mortgage, and (ii) during any Option Period, for the unamortized cost of any improvements or alterations to the Property constructed after the completion of the initial Improvements contemplated by Article 1 of this Lease;

                          (2) Second, Tenant shall receive one-half (1/2) of any portion of the award allocable to the value of the leasehold estate created hereunder; and

                          (3) Third, Landlord shall receive the balance of the award.

                 (e) Condemnation Award - Lease Terminated. In the event of a condemnation and this Lease is terminated as herein provided, the award paid by the condemning authority (after payment of expenses incurred in connection with collecting the same) shall be allocated as follows:

                          (1) First, to the extent the award is allocable to the Improvements, an amount shall be paid to the Leasehold Mortgagee, such amount not to exceed the balance due on any note secured by the Leasehold Mortgage; and

                          (2) Second, to the extent that the award is rendered during the Initial Term of this Lease and is allocable to the Improvements, the Tenant shall receive that proportion of the amount of the award remaining after the payment under subparagraph (1) that the number of months remaining in the Initial Term bears to two hundred forty
                 (240);

                          (3) Third, to the extent that the award is rendered during any Option Period and is allocable to the Improvements, the Tenant shall receive the amount of the award equal to the unamortized cost of any improvements or alterations to the Property constructed after completion of the initial Improvements contemplated by Article 1 of this Lease, to the extent such amount remains after payment under subparagraph (1);

                          (4) Fourth, Tenant shall receive one-half (1/2) of any portion of the award allocable to the value of the leasehold estate created hereunder; and

                          (5) Fifth, the Landlord shall receive the balance of the award.

                 (f) In the event of any dispute between Landlord and Tenant concerning any matters set forth in this Article 16, Landlord and Tenant agree to negotiate in good faith for a period of thirty
         (30) days from the date either party notifies the other in writing of the existence of such dispute, in order to attempt to resolve such dispute. If the parties are unable to resolve the dispute through negotiation, the matter shall be submitted to arbitration upon the written request of one party and the service of that request on the other party within ten (10) days following the end of such thirty (30) day period. The parties may agree on one arbitrator. If they cannot agree on one arbitrator, there shall be three: one named in writing by each of the parties within five (5) days after demand for arbitration is given, and a third chosen by the two appointed. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) may proceed ex parte. A hearing on the matter to be arbitrated shall take place before the arbitrator(s) in the County of San Mateo, State of California, at the time and place selected by the arbitrator(s). The arbitrator(s) shall select the time and place promptly and shall give each party written notice of the time and place at least thirty (30) days before the date selected. At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall hear and determine the matter and shall execute and acknowledge the award in writing and cause a copy of the writing to be delivered to each of the parties. If there is only one arbitrator, his or her decision shall be binding and conclusive on the parties, and if there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrator(s) and the rendering of a decision by the arbitrator(s) shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award may be given by any Superior Court having jurisdiction, or that Court may vacate, modify, or correct the award in accordance with the prevailing provisions of the California Arbitration Act. The costs of the arbitration shall be borne equally by the parties.

         17.     USE, ASSIGNMENT AND SUBLETTING.

                 (a) Use. The demised premises may be used for any lawful purpose; provided, however, that for the first twelve (12) months of the Initial Term the demised premises shall be used for a Borders Books & Music store and for the balance of the Initial Term the demised premises shall be used only for retail use and any office or other use incidental to such retail use.

                 (b) Assignment and Subleasing. Tenant may assign this Lease, or sublet the whole or any part of the demised premises, for any use which is not prohibited or limited by the terms hereof, but if it does so, Tenant shall remain liable and responsible under this Lease. Further, no assignment shall be effective until and unless the assignee has assumed the obligations of Tenant under this Lease which accrue from and after the effective date of assignment. Tenant shall notify Landlord of the identity of any assignee or sublessee, but Tenant's failure to so notify the Landlord shall not be deemed a default under this Lease. Any assignment of this Lease or subletting of the demised premises without notification to Landlord shall not be effective as to Landlord and Landlord shall not be bound thereby until receipt of such notification and, in the case of an assignment, a copy of the assignment and assumption has been furnished to Landlord. Nothing in this Lease shall require Tenant to open or operate in the demised premises.

                 (c) Non-Disturbance of Sublessee. Upon request of Tenant, Landlord shall execute and deliver to a sublessee under an Approved Sublease (as defined below) an agreement to the effect that notwithstanding any termination of this Lease, such sublease and the rights of the sublessee thereunder shall not be disturbed by Landlord but shall continue in full force and effect so long as such sublessee shall continue to observe and perform all of its obligations under such sublease and shall attorn to Landlord in writing. A sublease shall be considered an "Approved Sublease" if it (1) obligates the sublessee to pay basic or minimum rent in an amount not less than the Annual Rent payable under this Lease, (2) obligates such sublessee to pay the Additional Rent payable hereunder, and (3) demises and subleases the entirety of the demised premises.

                 (d) Performance by Sublessee. Landlord acknowledges and agrees to accept performance of Tenant's obligations under this Lease by a sublessee of Tenant.

         18. TENANT'S DEFAULT. The occurrence of any of the following shall be a default on the part of Tenant hereunder:

                 (a) Failure to pay Annual Rent or Additional Rent at the times or in the manner herein provided, when such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord expressly so elects in such notice;

                 (b) Failure to perform any non-monetary provision of this Lease when such failure shall continue for a period of thirty (30) days, or such other period as is expressly set forth herein, after written notice thereof from Landlord to Tenant; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161; provided that if the nature of the default is such that it will reasonably take more than thirty (30) days to cure, Tenant shall not be in default so long as it promptly commences and diligently prosecutes such cure to completion. No notice of default shall be deemed a forfeiture or a termination of this Lease unless Landlord expressly so elects in such notice; or

                 (c)      The abandonment of the demised premises.

         19. LANDLORD'S REMEDIES. If Tenant is in default under any provision of this Lease, Landlord shall have the following rights and remedies:

                 (a) terminate this Lease, and all of the rights of Tenant under this Lease, and Tenant shall surrender the demised premises to Landlord in accordance with Article 27 hereof;

                 (b) cure the default for the account of and at the expense of Tenant, and Tenant shall reimburse Landlord upon demand for the reasonable cost of curing Tenant's default, plus interest at the Default Rate (as such term is defined in Article 25 hereof);

                 (c) re-enter the demised premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, use commercially reasonable efforts to relet said premises and receive the rent therefrom; provided, however, Tenant shall remain liable for Annual Rent and Additional Rent less any avails of reletting, after deducting from such avails the reasonable cost of obtaining possession of the demised premises and the reasonable cost of any repairs and alterations necessary to prepare it for reletting, and other costs incurred by landlord in connection therewith. Any and all monthly deficiencies so payable by Tenant shall be paid monthly on the date herein provided for the payment of rent;

                 (d)      pursue the remedy described in California Civil Code
         Section 1951.4 (Lessor may continue lease in effect after Lessee's breach and abandonment and recover rent as it becomes due, and acts of maintenance or preservation and efforts to relet shall not constitute a termination of Tenant's right of possession). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due;

                 (e) even though Landlord may have re-entered the demised premises, Landlord may thereafter elect to terminate this Lease and all of the rights of Tenant in or to this Lease and the demised premises; or

                 (f) pursue any and all other rights or remedies available at law or equity.

         Any notices of default by Landlord to Tenant shall constitute the notice required by Section 1161 of the California Code of Civil Procedure.

         Should Landlord elect to terminate this Lease under any of the provisions above, Landlord shall be entitled to recover from Tenant as damages any and all of the following: (w) the worth at the time of award of any unpaid Annual Rent, Additional Rent and other sums due hereunder (collectively, "Rent") that had been earned at the time of such termination; plus (x) the worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; plus (y) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss Tenant proves could be reasonably avoided; plus (z) such other reasonable amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

         As used in Subparagraphs (w) and (x) above, the "worth at the time of award" is computed by allowing interest at the Default Rate. As used in Subparagraph (y) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

         20. BANKRUPTCY. If a petition of bankruptcy shall be filed by or against Tenant, Tenant shall become bankrupt, Tenant shall make a general assignment for the benefit of creditors, or in any proceeding based upon the insolvency of Tenant, a receiver or trustee of all or a substantial portion of the property of Tenant shall be appointed and shall not be discharged within ninety (90) days after such appointment, then Landlord may terminate this Lease by giving written notice to Tenant of its intention to do so; provided, however, neither bankruptcy, insolvency, an assignment for the benefit of creditors nor the appointment of a receiver or trustee shall affect this Lease or permit its termination so long as the covenants on the part of Tenant to be performed shall be timely performed by Tenant, or someone claiming under it.

         21.     COVENANT OF TITLE.

                 (a) Quiet Enjoyment. Landlord covenants, represents and warrants that it has full right and power to execute and perform this Lease and to grant the estate demised herein and that subject to the terms hereof Tenant, on payment of the Annual and Additional Rent and performance of the covenants and agreements hereof, shall peaceably and quietly have, hold and enjoy the demised premises and all rights, easements, appurtenances and privileges belonging or in any way appertaining thereto during the Lease term without molestation or hindrance of any person whomsoever, and if, at any time during the term hereby demised the title of Landlord shall fail or it be discovered that its title shall not enable Landlord to grant the term hereby demised, Tenant shall have the option, at Landlord's expense, to correct such defect or to annul and void this Lease with full reservation of its right to damages, if any.

                 (b) Evidence of Title. Landlord further covenants, represents and warrants that, with respect to the Jockey Club Parcel, it is presently seized, and with respect to the Williams Parcel, will following its acquisition thereof be seized, of an indefeasible estate in fee simple to the demised premises free and clear of any liens, encumbrances, restrictions and violations (or claims or notices thereof), except public utility easements and covenants and restrictions of record not impairing Tenant's use of the demised premises, real estate taxes and special assessments not yet due and payable, and the items set forth on Exhibit F attached hereto. Landlord further covenants, represents and warrants that the demised premises are not presently encumbered by, and prior to the recordation of the Leasehold Mortgage (as defined in Article 22 hereof) will not be encumbered by, the lien of any mortgage, deed of trust or other security interest. Landlord shall, without expense to Tenant and within fifteen (15) days after Landlord's acquisition of the Williams Parcel, furnish to Tenant a copy of a title policy evidencing that Landlord's title to the Williams Parcel is as herein represented.

         22.     LEASEHOLD MORTGAGE.

                 (a) Tenant shall have the unrestricted right at any time and from time to time to mortgage the demised premises, including the Improvements, and its leasehold interest under this Lease (but not Landlord's fee interest) for the purposes of financing or refinancing the Improvements which have been built or are to be built pursuant to the terms hereof, subject however to the limitations hereinafter set forth. Any such mortgage shall be subject and subordinate to the rights of Landlord hereunder. A mortgage of the Property and/or Tenant's leasehold interest under this Lease is herein referred to as a "Leasehold Mortgage," and the party holding the Leasehold Mortgage the "Leasehold Mortgagee."

                 (b) No Leasehold Mortgagee shall be entitled to enjoy the rights or benefits mentioned herein, nor shall the provisions of this Lease pertaining to Leasehold Mortgages be binding upon Landlord, unless Landlord shall have been given written notice of the name and address of the Leasehold Mortgagee together with a true and correct copy of the Leasehold Mortgage and the note secured thereby.

                 (c) So long as such Leasehold Mortgage shall remain in effect, the following provisions shall apply:

                          (1) Landlord shall serve a copy of any notice, including a notice of default, required to be served on Tenant under this Lease upon such Leasehold Mortgagee at the address provided in the notice referred to in subsection (b) hereof, and no notice by Landlord to Tenant hereunder shall be deemed to have been duly given unless and until a copy thereof has been served on the Leasehold Mortgagee.

                          (2)     In the event of a default by Tenant
                 hereunder, any Leasehold Mortgagee (or its agents) shall, within the period allowed Tenant to cure such default and otherwise as herein provided, have the right to cure such default, or cause the same to be cured, and Landlord shall accept such performance by or on behalf of such Leasehold Mortgagee as if the same had been made by Tenant.

                          (3) For the purposes of this subsection, no event of default shall be deemed to exist for a default which cannot be cured within the permitted cure period as long as (i) such default is curable, (ii) action to cure the default shall in good faith have been commenced within the time permitted therefor to cure the same and shall be prosecuted to completion with diligence and continuity, and (iii) during such extended cure period there shall occur no monetary default hereunder on the part of Tenant which is not cured within twenty (20) days after written notice of such default is given to the Leasehold Mortgagee.

                          (4) Notwithstanding the foregoing, upon the occurrence of an event of default, Landlord shall take no action to terminate this Lease without first giving to the Leasehold Mortgagee written notice thereof and, in the event of a monetary default, a period of fifteen (15) business days after written notice to cure such default, or in the case of a non-monetary default, a reasonable time thereafter (not to exceed sixty (60) days) within which either (i) to obtain possession of the demised premises (including possession by a receiver) or (ii) to institute and thereafter diligently prosecute foreclosure proceedings or otherwise acquire Tenant's interest under this Lease, or (iii) to cure such default. Such Leasehold Mortgagee, within sixty (60) days after obtaining possession or acquiring Tenant's interest under this Lease, (the "Leasehold Mortgage Cure Period"), shall be required to cure all non-monetary defaults reasonably susceptible of being cured by such Leasehold Mortgagee; provided, however, that: (A) such Leasehold Mortgagee shall not be obligated to continue such possession or to continue such foreclosure proceedings after such defaults shall have been cured; (B) nothing herein contained shall preclude Landlord, subject to the provisions of this Article, from exercising any rights or remedies under this Lease with respect to any other default by Tenant; (C) such Leasehold Mortgagee shall agree with Landlord in writing to comply during the period of such forbearance with such of the terms, conditions and covenants of this Lease as are reasonably susceptible of being complied with by such Leasehold Mortgagee; and (D) if a non-monetary default which the Leasehold Mortgagee is otherwise required to cure pursuant to the provisions of this subparagraph (c)(4) is not reasonably susceptible to cure within the Leasehold Mortgagee Cure Period, the Leasehold Mortgagee shall be deemed to be in compliance with the requirements hereof as long as (i) such default is curable, (ii) it has commenced action to cure such default within the Leasehold Mortgagee Cure Period, and diligently pursues such cure to completion, and (iii) during such extended cure period there shall occur no monetary default hereunder on the part of Tenant which is not cured within twenty (20) days after written notice of such default is given to the Leasehold Mortgagee. Any non-monetary default by Tenant not reasonably susceptible of being cured by such Leasehold Mortgagee shall be deemed to have been waived by Landlord upon completion of such foreclosure proceedings or upon such acquisition of Tenant's interest under this Lease, except that any of such events of default which are reasonably susceptible of being cured after such completion and acquisition shall then be cured with reasonable diligence. Such Leasehold Mortgagee or other purchaser in foreclosure proceedings may become the legal owner and holder of Tenant's interest under this Lease by foreclosure or assignment in lieu of foreclosure.

                 (d) In the event of termination of this Lease prior to the expiration of the term, except by reason of condemnation or casualty as provided in Articles 15 and 16 herein or the default of Tenant and the failure to cure such default by the Leasehold

         Mortgagee after having notice thereof as provided in subparagraph
         (c)(4) above, Landlord shall serve upon the Leasehold Mortgagee written notice that the Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Landlord. Such Leasehold Mortgagee shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:

                          (1) Upon written request of the Leasehold Mortgagee within thirty (30) days after service of such notice that the Lease has been terminated, Landlord shall enter into a new lease of the demised premises with such Leasehold Mortgagee, or his designee, as set forth in clause (2) below.

                          (2) Such new lease shall be effective on the date of termination of this Lease and shall be for the remainder of the term of this Lease, at the rent and upon all the agreements, terms, covenants and conditions hereof, including any applicable rights of renewal. Such new lease shall require the tenant thereunder to perform all unfulfilled obligations of Tenant under this Lease except those obligations which are reasonably susceptible of being performed only by the original Tenant under this Lease. Upon the execution of such new lease, the tenant named therein shall pay all sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay the reasonable expenses and damages incurred by Landlord in connection with such defaults and termination, the recovery of possession of said demised premises and the preparation, execution and delivery of such new lease. Upon execution and delivery of such new lease, such tenant shall be entitled to an adjustment in the amount otherwise owed pursuant to the terms of this paragraph, such adjustment to be equal to the net income, if any, derived by Landlord from the demised premises during the period from the date of termination of this Lease to the date of execution of the new lease.

                 (e) Effective upon the commencement of the term of any new lease executed pursuant to subsection (d) above, all subleases shall be assigned and transferred without recourse by Landlord to the tenant under such new lease and all monies on deposit with Landlord which Tenant would have been entitled to use but for the termination or expiration of this Lease may be used by the tenant under such new lease for the purposes of and in accordance with the provisions of such new lease.

                 (f) This Lease may not be modified, amended, or cancelled by the mutual agreement of Landlord and Tenant or surrendered without the express written consent of the Leasehold Mortgagee. Nothing contained in this subsection (f) shall prevent Landlord's termination of this Lease as a result of a default by Tenant, subject to the rights and protections afforded the Leasehold Mortgagee under this Lease.

                 (g) If Landlord and Tenant shall acquire the interest of the other hereunder, this Lease shall remain outstanding and no merger of the leasehold into the fee interest shall be deemed to have occurred.

                 (h) If any Leasehold Mortgagee shall acquire title to Tenant's interest under this Lease by foreclosure, assignment in lieu of foreclosure or otherwise, or under a new lease pursuant to subsection (d) above, such Leasehold Mortgagee may assign such interest under this Lease or in such new lease and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in this Lease or in such new lease contained on Tenant's or Tenant's part to be performed and observed from and after the date of such assignment; provided, however, that the assignee of such Leasehold Mortgagee shall have expressly assumed this Lease or such new lease and written evidence thereof shall have been submitted to Landlord; and provided further that the Landlord has approved the assignee of the Leasehold Mortgagee, such approval not to be unreasonably withheld or delayed.

                 (i) Landlord agrees to make reasonable modifications to the terms and conditions of this Lease that do not affect or alter the economic obligations of the parties hereto and that do not have any material adverse effect on the rights of Landlord hereunder, to the extent that a Leasehold Mortgagee shall require that such modifications be made in order to make the Lease acceptable to the Leasehold Mortgagee for the making of its loan.

         23. FEE MORTGAGE. Landlord may mortgage its interest in the demised premises provided such mortgage expressly provides that the rights and interest of the mortgagee thereunder are subject and subordinate to the rights and interest of Tenant hereunder and any Leasehold Mortgagee under any Leasehold Mortgage then or thereafter existing. Notwithstanding the foregoing, upon written request by Landlord, Tenant shall execute and deliver an agreement in form satisfactory to Tenant subordinating this Lease to any first mortgage encumbering the fee interest in the demised premises; provided, however, such subordination shall be upon the express condition that the validity of this Lease shall be recognized by such mortgagee and that, notwithstanding any default by Landlord with respect to the mortgage, or any foreclosure or termination thereof, Tenant's possession of the demised premises and its rights under this Lease shall not be disturbed by such mortgagee unless and until the occurrence of an event of default and the expiration of the cure period, if any, with respect thereto, and this Lease and Tenant's right to possession hereunder shall have been terminated in accordance with the provisions of this Lease.

         Provided the holder of a properly recorded first mortgage shall have notified Tenant, in writing, that it is the holder of such lien on the demised premises and shall so request, Tenant shall provide such holder with a duplicate copy of any notice sent to Landlord covering a default of Landlord hereunder and such holder shall be granted sixty (60) days after receipt thereof to correct or remedy such default (provided however, that such holder shall provide written notice to Tenant on or before the thirty-first (31st) day after receipt of Tenant's notice of default as to whether such holder intends to cure said default, except that if such default is not reasonably susceptible of being cured within such sixty (60) day period, then Landlord shall not be deemed to be in default under this Lease so long as (i) such default is curable, (ii) such holder commences action to cure such default within such sixty (60) day period and thereafter diligently pursues such cure to completion, and (iii) during such extended cure period there shall occur no monetary default hereunder on the part of Landlord which is not cured within twenty (20) days after written notice of such default is given to such holder.

         24.     INDEMNIFICATIONS.

                 (a) Tenant's Obligation. During the Lease term, Tenant shall indemnify and save Landlord, and its agents, employees, successors and assigns, harmless against all penalties, loss, damage, cost, expense (including attorneys' fees), claims or demands of whatsoever nature arising from use or occupancy of the Property by Tenant, its agents, contractors, employees, tenants or concessionaires, except to the extent the same shall result, in whole or in part, directly or indirectly, from the default or negligence of Landlord, its agents, employees, successors and assigns, or from Landlord's default under this Lease. Tenant waives all claims against Landlord for damage or injury to person or property except to the extent arising from Landlord's negligence.

                 (b) Landlord's Obligation. During the Lease term, Landlord shall indemnify and save Tenant, and its agents, employees, assignees and sublessees, harmless against all penalties,loss, damage, cost, expense (including attorneys' fees), claims or demands of whatsoever nature arising from all areas of the Property except to the extent the same shall result, in whole or in part, directly or indirectly from the default or negligence of Landlord, its agents, employees, assignees or successors.

                 (c)      Survival.  The indemnifications set forth in this
         Article 24 shall survive the expiration, cancellation or termination of this Lease.

         25. TENANT'S RIGHT TO CURE LANDLORD'S DEFAULTS. In the event Landlord shall neglect to pay when due any obligations on any mortgage or encumbrance affecting title to the demised premises and to which this Lease shall be subordinate and with respect to which Tenant does not have an existing non-disturbance agreement, or in the event Landlord shall fail to perform any obligation specified in this Lease, or if Landlord shall be in default of any representation, warranty, or covenant of Landlord, then Tenant may, after the continuance of any such default for fifteen (15) days (in the case of a monetary default) or thirty (30) days (in the case of a non-monetary default) after written notice thereof by Tenant to Landlord, pay said principal, interest or other charges or cure such default, all on behalf of and at the expense of Landlord and do all necessary work and make all necessary payments in connection therewith and Landlord shall, on demand, pay Tenant, forthwith, the amount so paid by Tenant together with interest thereon at the rate of two percent (2%) in excess of the prime rate of Citibank N.A.

(the "Default Rate") or the highest rate permitted by law, whichever is the lower, from the date of payment until re-payment. Tenant may, to the extent necessary, after an additional ten (10) days notice to Landlord, withhold any and all payments of Annual and Additional Rent payments thereafter due to Landlord and apply the same to the payment of such indebtedness.

         25A.    LANDLORD'S RIGHT TO CURE TENANT'S DEFAULTS.  If Tenant shall fail to perform any act herein required by it to be performed and such failure shall not be cured within any applicable grace period provided in Article 18 of this Lease, then Landlord shall have the right, but not the obligation, to perform or cause to be performed such act (entering upon the Property for such purpose, if Landlord shall so elect), and Tenant shall repay to Landlord the entire reasonable cost and expense thereof, together with interest at the Default Rate (as defined in Article 25 of this Lease) or the highest rate permitted by law, whichever is the lower, from the date of payment until repayment.

         26.     HAZARDOUS MATERIAL.

                 (a) Landlord's Representations. Tenant has provided to Landlord a copy of a Phase One Environmental Audit dated May 6, 1996, and prepared by Hygienetics Environmental Services, Inc. (the "Environmental Report"). Except as disclosed in the Environmental Report, Landlord represents that, to the best of its knowledge, there are not now nor have there been any Hazardous Materials (as defined below) used, generated, stored, treated or disposed of on the Property. Landlord further represents that there are no underground storage tanks located upon the Property. Landlord's representations to Tenant under this Article shall survive the cancellation or termination of this Lease. Landlord further represents and warrants that except as noted in the Environmental Report, to the best of its knowledge it is, and shall remain during the term of this Lease, in compliance with all local, state and federal environmental laws imposing obligations on the Landlord as owner of the Property except to the extent non-compliance is the result of actions or omissions of Tenant, its subtenants, agents, employees, contractors, assignees or successors; provided that nothing herein shall relieve Tenant of its obligations under subparagraph (c) below.

                 (b) Indemnification by Landlord. Notwithstanding any investigation made by Landlord or Tenant, Landlord hereby indemnifies Tenant, and Tenant's subtenants, from and against any loss, liability, claim or expense, including, without limitation, cleanup, engineering and attorneys fees and expenses that Tenant may incur by reason of the above representation being false, by reason of the presence of any Hazardous Materials in and upon the Property or by reason of any investigation or claim of any governmental agency or third party, except for (i) any Hazardous Materials used, generated, stored, treated or disposed of on the Property by the Tenant, its agents, licensees, concessionaires, contractors or employees, or (ii) any Hazardous Materials placed upon the surface of the Property by any party other than Landlord or its agents, licensees, concessionaires, contractors or employees during the term of this Lease. Landlord's representations and indemnity to Tenant under this paragraph shall survive the cancellation or termination of this Lease.

                 (c) Tenant's Representations. Tenant warrants and agrees that it will not use, maintain, generate, store, treat or dispose of any Hazardous Materials in or on the Property in violation of applicable governmental regulations. Tenant hereby indemnifies Landlord from and against any loss, liability, claim or expense, including, without limitation, cleanup, engineering and attorneys fees and expenses that Landlord may incur by reason of any investigation or claim of any governmental agency or third party for any actions taken by or omissions of Tenant, its agents, licensees, concessionaires, contractors or employees at the Property during the term of this Lease in violation of the above covenant. Tenant's indemnity to Landlord under this paragraph shall survive the cancellation or termination of this Lease.

                 (d) Affirmative Obligations. At any time prior to the Rent Commencement Date, Tenant (or Tenant's contractor) may inspect the Property for the presence of Hazardous Materials. If Hazardous Materials are discovered on the Property beyond the levels which require investigation and/or remediation under applicable environmental laws, Landlord shall be required, subject to the provisions of Article 5 above, at its sole cost and expense, to remedy and cleanup such problem in accordance with all applicable governmental regulations. If Landlord is unable to, or does not remediate, such Hazardous Materials prior to the Rent Commencement Date, Tenant may, within thirty (30) days thereafter, and without waiving any other rights it may have at law or in equity arising out of Landlord's breach of this Lease, cancel this Lease by giving notice to Landlord and returning possession of the demised premises to Landlord and, in such event, Tenant will thereafter be relieved of all further liability under this Lease. If, after the Rent Commencement Date, Hazardous Materials are discovered on the Property beyond the amounts which require investigation, remediation or other action under applicable environmental laws, and which were not caused as a result of the acts or omissions of Tenant or its agents, licensees, concessionaires, contractors or employees or by the placement of Hazardous Materials onto the surface of the Property by any party other than Landlord or its agents, licensees, concessionaires, contractors or employees, Landlord shall be required, at its sole cost and expense, to remedy and cleanup such conditions in accordance with all applicable governmental regulations, and in the event such remedy and/or cleanup requires the vacation of ten percent (10%) or more of the Property for a period exceeding ninety (90) days, Tenant may, and without waiving any other rights it may have at law or in equity arising out of Landlord's breach of this Lease, with thirty (30) days notice, cancel this Lease by giving notice to Landlord and returning the demised premises to the Landlord and, in such event, Tenant and Landlord will thereafter be relieved of all further liability under this Lease (except that Landlord shall remain liable with respect to the representations contained in Article 26(a) above. In the event that Tenant does not elect to cancel this Lease in accordance with the foregoing, (i) the Annual Rent, and any Additional Rent payable hereunder, shall be equitably abated in accordance with the proportion of the demised premises which are rendered unusable as a result of such environmental conditions, (ii) Landlord shall promptly commence to remedy and cleanup the Hazardous Materials conditions and thereafter diligently and continuously prosecute the same to completion, and (iii) if Landlord does not so commence and diligently and continuously prosecute such remedy and cleanup, Tenant shall have the right, upon ten (10) days prior written notice to Landlord, to undertake the same on Landlord's behalf and at Landlord's expense, and all costs and expenses incurred by Tenant in connection with such remedy and cleanup shall be payable by Landlord to Tenant and/or may be recovered by Tenant withholding payments of Annual Rent and Additional Rent, all in accordance with Article 25 of this Lease.

                 (e) Definition. For purposes of this Article, the term "Hazardous Materials" shall mean any toxic or hazardous waste or substances (including asbestos and petroleum products) which are regulated by applicable local, state or federal environmental laws or regulations.

         27. CONDITION OF PREMISES AT TERMINATION. At the expiration or earlier termination of the Lease term Tenant shall surrender the demised premises, together with alterations, additions and improvements then a part thereof, in good order and condition, except for the following: (a) ordinary wear and tear, (b) repairs required to be made by Landlord, (c) subject to Tenant's obligation to clear Tenant's Building from the demised premises in accordance with the last sentence of Article 15(b) hereof, loss or damage by fire, the elements and other casualty, (d) subject to Tenant's obligations under Article 16(c) hereof, loss or damage by condemnation, and (e) any Hazardous Materials conditions not caused by the actions of Tenant or its agents, licensees, concessionaires, subtenants, contractors or employees. All furniture and trade fixtures installed in Tenant's Building at the expense of Tenant, or other occupant, shall remain the property of Tenant, or such other occupant; provided, however, Tenant shall, at any time and from time to time, during the Lease term, have the option to relinquish its property rights with respect to such trade fixtures, which option shall be exercised by written notice of such relinquishment to Landlord and, from and after the exercise of said option, the property specified in said notice shall be the property of Landlord.

         28. HOLDING OVER. In the absence of any written agreement to the contrary, if Tenant should remain in occupancy of the demised premises after the expiration of the Lease term, it shall so remain as a tenant from month-to-month and all provisions of this Lease applicable to such tenancy shall remain in full force and effect, except that Annual Rent payable during such holdover tenancy shall be one hundred twenty-five percent (125%) of the Annual Rent payable at the end of the Lease term.

         29. RIGHT OF FIRST OFFER. In the event Landlord desires to sell the Property at any time during the Lease term, Landlord shall first offer to sell the Property to Tenant upon and subject to all of the following terms, covenants, and conditions:

                 (a) Initial Offer. Landlord shall deliver to Tenant a written offer to sell which shall set forth all of the terms and conditions upon which Landlord is willing to sell the

         Property to Tenant. Such offer shall specifically state the purchase price for the Property and the proposed closing date. The purchase price shall be payable in cash and the sale shall be without representation or warranty, unless stated otherwise in the offer.

                 (b) Acceptance by Tenant. Tenant shall have thirty (30) days following delivery of Landlord's offer within which to accept such offer. During such thirty (30) day period, Landlord shall not offer the Property to any other person or entity, subject, nevertheless, to the provisions of Article 29(p). During such thirty
         (30) day period Landlord and Tenant may negotiate Landlord's offer (but nothing herein requires Landlord to change Landlord's offer) and Landlord may, in Landlord's sole discretion, agree to make additional offers to Tenant which may differ from the terms and conditions of Landlord's original offer including the purchase price. Such additional offers shall be set forth in writing. However, the thirty
         (30) day period shall not be extended as a result of any additional offers made by Landlord. Tenant may accept any of the offers made by Landlord during said thirty (30) day period.

                 (c) Tenant's Rejection of Offer. If Tenant does not accept any of Landlord's offers, in a writing signed by Tenant, within said thirty (30) day period, such failure shall constitute a rejection of all of Landlord's offers, and all such offers shall be deemed terminated.

                 (d) Landlord's Right to Sell to Third Party. If Tenant rejects all of Landlord's offers within said thirty (30) day period, Landlord shall have the right to offer the Property for sale to third parties upon any terms, covenants, and conditions desired by Landlord. Landlord shall have the right to contract to sell and convey the Property free and clear of any rights of Tenant to purchase the Property provided that:

                          (1) the contract for the sale of the Property is entered into within six (6) months following (X) the expiration of the thirty (30) day period set forth in Article 29(b) above; or (Y) the expiration of the period or periods referred to in Article 29(g) below, whichever shall later occur; and

                          (2) the purchase price for the Property (the "Outside Purchase Price") is "Substantially Similar" to the best purchase price offered to Tenant, as such term is hereinafter defined.

                 (e) Substantially Similar Purchase Price. The Outside Purchase Price shall be deemed to be "Substantially Similar" to the best purchase price offered to Tenant if the total Outside Purchase Price is not less than ninety-five percent (95%) of the lowest total purchase price offered to Tenant (whether pursuant to Article 29(a) or Article 29(g). An Outside Purchase Price which is equal to or greater than ninety-five percent (95%) of the best purchase price offered to Tenant shall be deemed "Substantially Similar" under this Subsection
         (e).

                 (f) Obligations of Tenant. Within three (3) business days after request by Landlord, which request shall set forth the terms of a proposed Outside Purchase Price, Tenant shall certify, in writing, addressed to Landlord and to any third parties designated by Landlord, that the proposed Outside Purchase Price is Substantially Similar to the best purchase price offered to Tenant.

                 (g) Re-Offer to Tenant at Lower Price. If Landlord desires to sell the Property for a more favorable purchase price which is not Substantially Similar to the best purchase price previously offered to Tenant, Landlord shall offer to sell the Property, in writing, to Tenant at such more favorable purchase price. Tenant shall have five (5) business days within which to accept, in a writing signed by Tenant, the more favorable purchase price. If Tenant fails to accept such purchase price within said five (5) business day period, such offer shall be deemed rejected and shall terminate. From and after such rejection, such more favorable purchase price offered to Tenant shall be used as the best purchase price offered to Tenant, under Articles 29(d) and 29(e), to determine whether the Outside Purchase Price offered to third parties is Substantially Similar to the best purchase price offered to Tenant.

                 (h) Acceptance of Offer by Tenant. If Tenant accepts any of the offers made by Landlord during the initial thirty (30) day period referred to in Article 29(b), the Property shall be sold and conveyed to Tenant in accordance with the terms and conditions of the offer so accepted by Tenant. If Tenant accepts the more favorable purchase price offered by Landlord pursuant to Article 29(g), the Property shall be sold and conveyed to Tenant in accordance with the terms and conditions of the offer accepted by Tenant. As a condition to the effectiveness of the acceptance by Tenant of any offer made by Landlord, Tenant shall deliver to Landlord, concurrently with Tenant's written acceptance, cash in a sum equal to ten percent (10%) of the purchase price, which shall constitute a deposit under the agreement between Landlord and Tenant for the sale of the Property and such deposit shall constitute liquidated damages to Landlord in the event of a default by Tenant and Tenant shall, as a further condition to the effectiveness of Tenant's acceptance of Landlord's offer, sign and initial a provision complying with all California statutory requisites for the enforcement of liquidated damages provision. Such provision for liquidated damages shall be Landlord's sole remedy and Landlord shall not seek specific performance.

                 (i) Re-Offer to Tenant if Property Not Sold. If Landlord has not executed a contract to sell the Property within the time period set forth in Article 29(d), Landlord shall be required to comply with all of the provisions of this Article 29 before again offering the Property for sale to third parties subsequent to such period.

                 (j) Re-Offer to Tenant if Outside Purchase Price Not Substantially Similar. If Landlord enters into a contract to sell the Property for an Outside Purchase Price which is not Substantially Similar to the best purchase price offered to Tenant, such contract shall be and remain subject to Tenant's rights hereunder. Landlord shall have the obligation to offer such Outside Purchase Price to Tenant pursuant to Article 29(a) and if Tenant accepts same, Tenant's rights under Article 29(h) shall be superior to the rights of the purchaser under such contract; provided that if Tenant rejects such offer pursuant to Article 29(a), Tenant's rights to purchase the Property shall automatically terminate and such purchaser shall take title to the Property free and clear of Tenant's rights to purchase the Property.

                 (k) Sale of Property to Third Party. If Landlord sells and conveys the Property to a third party pursuant to Article 29(d) or pursuant to Article 29(j) (after Tenant has rejected Landlord's offer to Tenant as therein specified), such third party purchaser shall take title to the Property free and clear of Tenant's rights to purchase the Property. Such third party purchaser and all parties thereafter claiming under such third party purchaser shall have the right to thereafter sell and convey the Property unencumbered by the provisions of this Article 29 and without offering the Property for sale to Tenant. Upon such sale by Landlord pursuant to Article 29(d) or
         Article 29(j), Tenant shall execute and deliver to Landlord and/or such purchaser any and all documents and instruments reasonably requested by Landlord and/or such purchaser terminating Tenant's rights under this Article 29.

                 (l) Right of First Offer Not Applicable. The provisions of this Article 29 are not applicable, and Tenant shall have no right to purchase the Property under this Article 29 and Landlord shall have no obligation to offer to sell the Property to Tenant (i) upon or with respect to one or more mortgages or deeds of trust given by Landlord covering or affecting the Property or any other transfer, hypothecation, assignment or other conveyance in the nature of security for the repayment of indebtedness, or (ii) upon or with respect to a contribution of the Property to the capital of an entity in which Landlord will immediately following such contribution own at least a twenty percent (20%) equity interest, or (iii) to a sale or transfer of the Property as part of a transaction involving the sale or transfer of all or a substantial portion of Landlord's assets except where the Property and Landlord's leasehold interest hereunder are the only assets of substantial value being sold in such transaction.

                 (m) Rights Not Separately Assignable. Tenant's rights under this Article 29 may not be assigned, transferred or conveyed separately from the Lease.

                 (n) Tenant's Obligation to Make Claims. In the event Tenant has notice of an intended sale by Landlord to a third party, Tenant shall have the obligation, upon inquiry by either Landlord or any proposed purchaser, to deliver, in a writing signed by Tenant, a certificate stating that: (i) Landlord has complied with the provisions of this Article 29 and such sale may be consummated free and clear of Tenant's rights under this Article 29; or (ii) this
         Article 29 is not applicable to such sale; or (iii) Landlord has not complied with this Article 29, this Article 29 is applicable to such sale and that Tenant intends to make a claim to enforce its rights under this Article 29, as the case may be. Such certificate shall be delivered promptly after request therefor but in any event within five (5) days after request therefor.

                 (o) Termination. The rights granted under this Article 29 shall terminate and shall have no further force or effect (i) on the date of the expiration or earlier termination of the Lease, (ii) upon assignment of this Lease to any entity other than the Developer (as defined in Article 2(e) of this Lease), Tenant or any parent or subsidiary of Tenant (by way of reassignment from Developer), or any holder of a Leasehold Mortgage where the assignment to such holder is solely for security purposes, or (iii) as otherwise expressly provided in this Article 29, whichever first occurs.

                 (p)      Miscellaneous.

                          (1) Notwithstanding the provisions of Article 29(b), Landlord may offer the Property for sale and negotiate with other third parties concerning the sale of the Property during the thirty (30) day period referred to therein provided that any contract of sale entered into by Landlord during such thirty (30) day period shall be subject and subordinate to Tenant's rights to accept Landlord's offer during such thirty
                 (30) day period, and purchase the Property pursuant thereto.

                          (2) As used in this Article 29, a contract for the sale of the Property is "entered into" when Landlord and the contract vendee have executed and delivered an agreement for the sale of the Property.

         30. SIGNAGE. Tenant shall have the right to place the maximum amount of exterior signage on Tenant's Building and on the Property as may be permitted by applicable governmental laws or ordinances, including but not limited to the right to construct freestanding signs.

         31. NOTICES. All notices, demands and other communications required or permitted to be given under this Lease shall be in writing and shall be deemed to be given when delivered (or, if delivery is refused, on the date delivery was attempted) if sent by recognized overnight courier, or upon three (3) business days after deposit in the U.S. Mail if sent by certified or registered mail, postage prepaid. All notices shall be addressed to Landlord or to Tenant at the following addresses:

         Tenant:                  Borders, Inc.
                                  311 Maynard Street
                                  Ann Arbor, Michigan 48104
                                  Attention:  Vice President - Development

         with a copy to:    Rosenfeld & Wolff
                                         2049 Century Park East
                                         Suite 600
                                         Los Angeles, California 90067
                                         Attention:  Alan D. Aronson, Esq.

         Landlord:                       California Jockey Club
                                         2600 Delaware Street
                                         San Mateo, California 94403

         with a copy to:    Carr, McClellan, Ingersoll, Thompson
                                             & Horn
                                         216 Park Road
                                         P.O. Box 513
                                         Burlingame, California 94011
                                         Attention:  Norman I. Book, Jr., Esq.

or to any subsequent address which Landlord or Tenant shall designate for such purpose.

         32. PARTIAL INVALIDITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         33. ENTIRE AGREEMENT - APPLICABLE LAW. This Lease, the exhibits and amendments or addenda, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions, provisions and understandings between Landlord and Tenant concerning the demised premises and there are no covenants, promises, agreements, conditions, provisions or understandings, either oral or written, between them other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party. This Lease shall be governed by and construed in accordance with the laws of the State in which the demised premises are located.

         34. SUCCESSORS AND ASSIGNS. Subject to the provisions on assignment set forth in this Lease, the conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The covenants contained herein shall be deemed to be covenants running with the demised premises and shall be binding upon all owners, users and occupants of such land for so long as this Lease remains in effect. The restrictions, benefits and obligations under this Lease shall be deemed to create mutual and reciprocal benefits and servitudes upon the demised premises, which shall run with and against said property and be a benefit and burden thereon, except that said restrictions, benefits and obligations shall cease and be of no further force or effect after the termination of this Lease.

         35. MEMORANDUM OF LEASE. The parties shall, concurrently with the execution and delivery of this Lease, execute and deliver a memorandum of lease which Landlord shall, at its sole expense, cause to be recorded as an encumbrance against the demised premises within ten (10) days following the date upon which the last of all contingencies to the effectiveness of this Lease has been satisfied or waived. Upon the expiration or sooner termination of this Lease, Tenant will execute a document for recordation confirming that this Lease has terminated.

         36. BROKER'S REPRESENTATION. Landlord represents that it dealt with no broker or brokers and Tenant represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall, and do hereby, indemnify and save the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including, without limitation, reasonable attorneys' fees and expenses. The representations and indemnifications set forth in this Article shall survive the cancellation or termination of this Lease.

         37. ESTOPPEL CERTIFICATES. Within twenty (20) days after request by either party, the other party shall execute and deliver to the requesting party a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested.

         38. CAPTIONS AND DEFINITIONS. Marginal captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions thereof. The necessary grammatical changes which shall be required to make the provision of this Lease apply (a) in the plural sense if there shall be more than one Landlord or Tenant and (b) to any landlord or tenant, which shall be either a corporation, an association, a partnership or an individual, male or female, shall in all instances be assumed as though in each case fully expressed.

         39. SURVIVAL. Unless otherwise provided, upon the termination of this Lease under any of the Articles hereof, the parties hereto shall be relieved of any further liability hereunder except as to acts, omissions or defaults occurring prior to such termination.

         40. DUE DILIGENCE CONTINGENCY. Tenant's obligations under this Lease are contingent upon Tenant's approval of the suitability of the demised premises for Tenant's intended development and use thereof. Tenant, and its agents, employees and contractors, at Tenant's expense and at reasonable times, shall have a period of sixty (60) days from the date of this Lease (the "Due Diligence Period") to enter upon the demised premises for the purpose of making a diligent, prudent and confidential inspection to explore the potential development of the demised premises, by examining, testing and surveying the demised premises. The inspections relating to the demised premises may include, but shall not be limited to, examination of title, site survey, availability of a building permit for construction of Tenant's Work, zoning or use restrictions, present and future access, geological or environmental testing, drainage conditions on the demised premises, excessive levels of radon, toxic waste, hazardous substances including, but not limited to asbestos or other undesirable substances, and any other condition or circumstance which may adversely affect the demised premises or Tenant's operations thereon. Landlord agrees to cooperate with Tenant during the Due Diligence Period in providing and allowing Tenant to photocopy all related documents which Landlord may possess relating to the demised premises and in executing any applications required to be submitted to the City or County, any planning commission, or government agency or authority presiding over the demised premises affecting the Tenant's intended use of the demised premises and which are consistent with the intent and purpose of this Lease. In the event Tenant's due diligence with respect to the demised premises produces results that are unsatisfactory to Tenant for any reason, Tenant may, at its sole option, and without specifying the matters which are unsatisfactory to Tenant, within ten (10) days after the end of the Due Diligence Period, terminate this Lease, upon which termination neither party shall have any further rights, duties or obligations hereunder. Upon satisfaction or waiver of the contingency set forth herein, and subject to Landlord's obligations, covenants, representations and warranties under this Lease, Tenant shall accept the demised premises in their "as-is" condition. Tenant shall conduct no drilling on the demised premises except solely for the purpose of determining the adequacy of the soils condition to support construction of the Improvements.

         41. SITE PLAN APPROVAL/PERMIT CONTINGENCY. Tenant's obligations under this Lease are contingent upon the receipt by Tenant of (or assurance satisfactory to Tenant in its sole and absolute discretion that Tenant shall receive) (i) site plan approval and all required permits and licenses for the construction of the Improvements as generally shown on the attached Exhibit B,
(ii) written assurance from the City of San Mateo and any other governmental authorities exercising jurisdiction that the demised premises are properly zoned for use as a retail store selling books, periodicals, newspapers, music and video products, CD-ROM's and other computer software, and the operation of a coffee bar selling food and beverage items (the "Intended Use"), and (iii) all required permits and licenses for the Intended Use (other than permits and licenses which are conditioned upon completion of Tenant's Work or store opening) within one hundred eighty (180) days from the date hereof. Landlord agrees that upon the request of Tenant and at Tenant's sole cost and expense, Landlord shall execute and deliver such instruments and perform such other acts as shall be required for Tenant to secure any such approvals, permits, licenses or assurances, including but not limited to instruments creating a single legal parcel out of the multiple parcels comprising the demised premises or covenants to hold such parcels as a single parcel. In the event that the foregoing contingency is not satisfied or waived in writing by Tenant within the time period specified, then this Lease shall terminate and neither party shall have any further rights, duties or obligations hereunder.

         42. ADJACENT PROPERTY ACQUISITION CONTINGENCY. This Lease is contingent upon the acquisition by Landlord of fee title to the Williams Parcel within one hundred eighty

(180) days from the date of this Lease. Promptly following mutual execution and delivery of this Lease, Tenant shall assign to Landlord all of Tenant's rights and obligations under its agreement (the "Purchase Agreement") to purchase the Williams Parcel. Landlord agrees to use its reasonable best efforts to complete the purchase of the Williams Parcel in accordance with the terms of such Purchase Agreement. In the event that the foregoing contingency is not removed within the time period specified, then this Lease shall terminate and neither party shall have any further rights, duties or obligations hereunder; provided, if such contingency fails due to Landlord's failure to use its best reasonable efforts to complete the purchase of the Williams Parcel or Landlord's default under the Purchase Agreement, Landlord shall be liable to Tenant and Developer for all out of pocket costs incurred by Tenant and Developer in connection with this Lease. In no event shall Landlord have any obligation to complete such purchase prior to satisfaction or waiver by Tenant of the contingencies described in Articles 40, 41 and 43 hereof and satisfaction of the contingency set forth in Article 44 hereof. Landlord acknowledges that Tenant will attempt to obtain a credit against the purchase price for the Williams Parcel in order to compensate Tenant for the costs
Tenant will occur in abating asbestos containing materials from the buildings located on the Williams Parcel. Landlord agrees that if Tenant succeeds in obtaining such a credit, Landlord shall pay an amount equal to such credit to Tenant within ten (10) days following Landlord's acquisition of the Williams Parcel; provided, that if Landlord shall fail to pay such amount to Tenant, then Tenant, in addition to its other remedies hereunder, shall have the right to offset such amount against its Annual Rent hereunder.

         43. FINANCING CONTINGENCY. Tenant's obligations under this Lease are contingent upon Tenant securing financing for construction of the Improvements upon terms and conditions acceptable to Tenant in its sole and absolute discretion within sixty (60) days following satisfaction or waiver of the contingencies set forth in Articles 41 and 42 hereof. In the event that the foregoing contingency is not satisfied or waived in writing by Tenant within the time period specified, then this Lease shall terminate and neither party shall have any further rights, duties or obligations hereunder.

         44. QUIET TITLE CONTINGENCY. This Lease is contingent upon Landlord successfully quieting title to the demised premises as against any rights in third parties to cross over the demised premises between El Camino Real and areas to the west of the demised premises, within sixty (60) days from the date of this Lease. Landlord agrees to diligently pursue such quiet title action during such sixty (60) day period. In the event the foregoing contingency is not satisfied or waived in writing by Tenant within the time period specified, then this Lease shall terminate and neither party shall have any further rights, duties or obligations hereunder.

         45. TIME OF ESSENCE. Time is of the essence of this Lease and the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESSES:                                 BORDERS, INC.


-------------------------          By: /s/ Richard Flanagan
                                      ------------------------
-------------------------          Its: President and COO

                                         CALIFORNIA JOCKEY CLUB, A REAL
                                         ESTATE INVESTMENT TRUST


-------------------------          By: /s/ James M. Harris
                                      ------------------------
-------------------------          Its: President